Offer to Purchase for Cash by Nashua Corporation
up to 1,900,000 Shares of its Common Stock
at a Purchase Price of $10.50 per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 28, 2007, UNLESS NASHUA CORPORATION EXTENDS THE TENDER OFFER.

May 29, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Nashua Corporation, a Massachusetts corporation (“NSHA”), to act as information agent in connection with its Offer to Purchase for cash up to 1,900,000 shares of its common stock, par value $1.00 per share (“common stock”), at a price of $10.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 29, 2007, and the related Letter of Transmittal, which together (and as each may be amended or supplemented from time to time) constitute the tender offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to the shares shall refer to our common stock.

NSHA, upon the terms and subject to the conditions of the tender offer, will pay $10.50 per share, net to the seller in cash, without interest, for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, after taking into account the total number of shares so tendered. NSHA will purchase only shares properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the tender offer. NSHA will not purchase shares that it does not accept for purchase because of “odd lot” priority, conditional tender or proration provisions. Shares not purchased in the tender offer will be returned to the tendering shareholders at NSHA’s expense promptly after the expiration of the tender offer.

If, at the expiration date, more than 1,900,000 shares are properly tendered and not properly withdrawn, NSHA will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other shareholders who properly tender shares and do not properly withdraw them before the expiration date, other than shareholders who tender conditionally and whose conditions are not satisfied, with appropriate adjustments to avoid purchases of fractional shares; and

•	third, only if necessary to permit NSHA to purchase 1,900,000 shares from holders who have tendered shares subject to the condition that a specified minimum number of such shareholder’s shares be purchased if any of the shareholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

The tender offer is not conditioned upon the receipt of financing nor on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated May 29, 2007;

2. Letter to Your Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer;

3. Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9 and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

4. Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date;

5. Letter to Shareholders from the President and Chief Executive Officer of NSHA; and

6. Return envelope addressed to American Stock Transfer & Trust Company, as the depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 28, 2007, UNLESS NSHA EXTENDS THE TENDER OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies, other nominees or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager, the information agent and the depositary, as described in the Offer to Purchase. However, upon request, NSHA will reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. NSHA will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 8 of the Letter of Transmittal). No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be either our agent or the agent of NSHA, the depositary or the dealer manager for purposes of the tender offer.

For shares to be properly tendered pursuant to the tender offer, (1) the depositary must timely receive the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” (as defined in the Offer to Purchase and the Letter of Transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the Offer to Purchase and related Letter of Transmittal.

Shareholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Neither NSHA nor its board of directors nor the dealer manager, information agent or the depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering all or any shares. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender. The NSHA directors and executive officers have advised NSHA that they will not tender any of their shares in the tender offer.

Please address any inquiries you may have with respect to the tender offer to the information agent, Georgeson Inc., at its address and telephone number set forth on the back cover page of the Offer to Purchase.

You may obtain additional copies of the enclosed materials from Georgeson Inc. Please call Georgeson Inc. toll-free at (888) 605-7508. Banks and brokers should contact Georgeson Inc. at (212) 440-9800.

Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the related Letter of Transmittal.

Very truly yours,

Georgeson Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE OR AUTHORIZE YOU OR ANY OTHER PERSON AS AN AGENT OF NSHA, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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